                        PRESS RELEASE (#2)

Date: 16/12/2014

SIGUR CAPITAL INC ENGAGED AS LEAD ADVISOR FOR INTERNATIONAL CAPITAL MARKETS

Las Vegas, Nevada - December 15, 2014 – Electric Vehicle Research Corp. (EVRC) ,  CEO, Andrew Mynheer,  announced today that Sigur Capital has been engaged to act as the lead advisor to Electric Vehicle Research Corp. It is proposed that Sigur Capital ("Sigur"), working in close consultation with the Company and some of its existing advisers, will use all reasonable endeavors to assist the Company by providing the Advisory Service and introductions to its established pools of international capital

Per the Engagement letter, Sigur will take on the role of bringing qualified accredited investment to EVRC. The Financings, also achieved with the assistance of Sigur, will enable the Company to have access to more than adequate funding for the successful execution of its business plan.

Mandla Gwadiso, CEO, Sigur Capital, stated "We are honored to have gained the confidence of Electric Vehicle Research Corp. allowing us to represent them in the world of International Finance. I am looking very forward to being part of the growth of this early stage and exciting company."

ABOUT SIGUR CAPITAL

Sigur Capital is a global investment bank that provides insight, expertise and execution to investors, companies and government entities. We offer deep sector expertise across a full range of products and services in investment banking, asset management and research & strategy throughout the globe. We understand the selection of a partner for such services is challenging and often one of the most important choices that a company or investor can make.

Sigur Capital Inc was formed in 2010 as a subsidiary company of Sigur Holdings Inc, in response to the consolidation of independent research boutiques by large commercial banks. Formed in the mold of its independent, research driven predecessors as a growth - oriented, entrepreneurial firm dedicated to serving the needs of public and private companies and institutions that invest in them. Headquartered in New York, Sigur Capital intends on being at the heart beat of the United States to provide its clients with a middle American flavor of service and commitment in compliance with all federal and state regulations.

Since the mid - 1990s nearly 50 regional investment banks have been acquired by major financial institutions. Such industry consolidation has pressured a new breed of bulge - bracket investment banks to compete for large market - capitalization clients and has greatly reduced Wall Street's focus on small to medium market. Many of Sigur Capital's senior professionals previously held ranking positions at leading investment banks, and this collective experience is reflected in the firm's results.

FORWARD LOOKING STATEMENT-This press release contains certain “forward‐looking” statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward‐looking statements. The Company, through its management, makes forward‐looking public statements concerning it expected future operations, performance and other developments. Such forward‐looking statements are necessarily estimates reflecting the Company’s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, the Company’s ability to develop operations, the Company’s ability to consummate and complete the acquisition, the Company’s access to future capital, the successful integration of acquired companies, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, sales and other factors that may be identified from time to time in company’s public announcements.

Contact Information:

Andrew Mynheer

 a.vonmynheer@gmail.com